EXHIBIT 99.1
News Release
OCEAN POWER TECHNOLOGIES ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
Pennington, NJ — January 18, 2010 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT”) is pleased to announce that the Board of Directors of OPT has elected Charles Frederick Dunleavy as the Company’s Chief Executive Officer, effective January 15, 2010.
Mr. Dunleavy, 60, joined OPT in 1994 and has served as the Company’s Senior Vice President and Chief Financial Officer since 2001, and as the Company’s Treasurer and Secretary and a member of the Board of Directors since 1990. From 1993 to 2001, he served as Vice President, Finance. Mr. Dunleavy succeeds Mark R. Draper, who has resigned from the Company for personal reasons.
While at OPT, Mr. Dunleavy has been key to the Company’s progress in expanding operations in Europe, North America, Australia and Japan, and the Company’s raising of over $140 million in equity capital in the US and Europe.
Dr. George W. Taylor, Executive Chairman of OPT, stated: “The Board of Directors is very pleased that Charles has agreed to accept the position of Chief Executive Officer to provide hands-on leadership and execution of the Company’s growth strategy. He has already demonstrated a strong track record in the areas of operations, corporate management and finance. Building on his more than 15 years of experience in the renewable energy industry, Charles is well qualified to accelerate commercialization of OPT’s technology in the global marketplace.”
The Company plans to appoint a new CFO to take over from Mr. Dunleavy in due course.
Prior to joining OPT in 1994, Mr. Dunleavy’s career encompassed operational and financial management roles at both publicly-held international and private companies in the manufacturing and technology-based engineering sectors. Mr. Dunleavy holds a Master’s Degree in Business Administration from Rutgers Graduate School of Business Administration, and received his Bachelor’s Degree from Colgate University. He also studied at the Universite de Dijon, France and is a Certified Public Accountant.
Mr. Dunleavy said: “I look forward to my new role leading OPT with great excitement. The Company has world class technology and partners, as well as an outstanding workforce. With demand for renewable energy set to increase dramatically over the near term and a leading position in the wave energy sector, I do not envisage a major change in OPT’s strategy. However, in order to seize this tremendous opportunity, we must sharpen the essential business implementation of the Company’s plans.”
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.

Contact Information:

Ocean Power Technologies, Inc.
Charles F. Dunleavy, Chief Executive Officer	Telephone: +1 609 730 0400

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200

Media Contact:
Corfin Communications
Neil Thapar, Martin Sutton, Claire Norbury	Telephone: +44 20 7977 0020
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